      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 9, 1999
                           REGISTRATION NO. 333-____


                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                   -----------

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                   -----------

                         GENERAL GROWTH PROPERTIES, INC.
             (Exact name of registrant as specified in its charter)


            DELAWARE                                       42-1283895
 (State or other jurisdiction of                        (I.R.S. Employer
 incorporation or organization)                        Identification No.)


                             110 NORTH WACKER DRIVE
                             CHICAGO, ILLINOIS 60606
                                 (312) 960-5000
   (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)

                               MR. JOHN BUCKSBAUM
                            CHIEF EXECUTIVE OFFICER
                         GENERAL GROWTH PROPERTIES, INC.
                             110 NORTH WACKER DRIVE
                             CHICAGO, ILLINOIS 60606
                                 (312) 960-5000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   -----------

                                 with copies to:
                           MARSHALL E. EISENBERG, ESQ.
                            NEAL, GERBER & EISENBERG
                            TWO NORTH LASALLE STREET
                             CHICAGO, ILLINOIS 60602
                                 (312) 269-8000

                                   -----------

                APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE
                   TO THE PUBLIC: From time to time after the
                    Registration Statement becomes effective.

                                   -----------

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: [ ]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                         CALCULATION OF REGISTRATION FEE
------------------------------------------------------------------------------------------------------------
                                                                 Proposed
                                                                 Maximum
                 Title of Each Class of                         Aggregate                 Amount of
             Securities to be Registered(1)                 Offering Price(2)         Registration Fee
------------------------------------------------------------------------------------------------------------
Common Stock, par value $.10 per share                         $53,997,982               $15,011.44
------------------------------------------------------------------------------------------------------------

     (1) This Registration Statement also includes preferred share purchase rights, which are attached to all shares of Common Stock issued, pursuant to the terms of the Registrant's Shareholder Rights Agreement, dated November 18, 1998. Until the occurrence of certain prescribed events, the rights are not exercisable, are evidenced by the certificates for the Common Stock and will be transferred with and only with such stock. Because no separate consideration is paid for the rights, the registration fee for the rights is included in the fee for the Common Stock. This Registration Statement also relates to such additional shares as may be issuable as a result of certain adjustments including, without limitation, stock dividends, stock splits and distributions of options, warrants, convertible securities, evidences of indebtedness or assets.

     (2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) for the purpose of computing the amount of registration fee based upon the average of the high and low prices of the Common Stock as reported on the New York Stock Exchange on July 1, 1999.

                                   ----------

         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

================================================================================

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell the securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                   SUBJECT TO COMPLETION, DATED JULY 9, 1999
PROSPECTUS
----------

                                1,551,109 SHARES

                         GENERAL GROWTH PROPERTIES, INC.
                                  COMMON STOCK
                           (PAR VALUE $.10 PER SHARE)

         This Prospectus relates to 1,551,109 shares of our common stock that may be sold from time to time by the selling stockholders in accordance with the plan of distribution described in this Prospectus.

         Our common stock is listed on the New York Stock Exchange and traded under the symbol "GGP". The last reported sale price of our common stock on the New York Stock Exchange on July 6, 1999, was $35.125 per share.

         Our principal executive offices are located at 110 North Wacker Drive, Chicago, Illinois 60606 and our telephone number is (312) 960-5000.


    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                   ----------

              The date of this Prospectus is ________ ____, 1999.

         YOU SHOULD RELY ONLY ON INFORMATION CONTAINED IN OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. NEITHER WE NOR THE SELLING STOCKHOLDER HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT INFORMATION. WE ARE NOT
MAKING AN OFFER OF THESE SECURITIES IN ANY STATE WHERE THE OFFER IS NOT PERMITTED. YOU SHOULD NOT ASSUME THAT THE INFORMATION PROVIDED BY THE PROSPECTUS IS ACCURATE AS OF ANY DATE OTHER THAN THE DATE ON THE FRONT OF THIS PROSPECTUS.

                            ------------------------

                                TABLE OF CONTENTS

                                                                      PAGE
WHERE TO FIND MORE INFORMATION .......................................  3

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE ......................  3

FORWARD-LOOKING STATEMENTS ...........................................  4

THE COMPANY ..........................................................  4

USE OF PROCEEDS ......................................................  5

SELLING STOCKHOLDERS .................................................  5

PLAN OF DISTRIBUTION .................................................  6

FEDERAL INCOME TAX CONSIDERATIONS ....................................  7

LEGAL MATTERS ........................................................ 12

EXPERTS .............................................................. 12

                            ------------------------

                         WHERE TO FIND MORE INFORMATION

         We have filed with the Commission a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), relating to the shares of Common Stock. This Prospectus is a part of the Registration Statement, but the Registration Statement also contains additional information and exhibits.

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Accordingly, we file annual, quarterly and current reports with the Securities and Exchange Commission (the "Commission"). You can read and copy the Registration Statement and the reports that the Company files with the Commission at the Commission's public reference rooms at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, 7 World Trade Center, Suite 1300, New York, New York 10048 and 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. Our filings with the Commission are also available from the Commission's Web Site at http://www.sec.gov. Please call the Commission's toll-free telephone number at 1-800-SEC-0330 if you need further information about the operation of the Commission's public reference rooms. Our common stock is listed on the New York Stock Exchange ("NYSE") and our reports can also be inspected at the offices of the NYSE, 20 Broad Street, 17th Floor, New York, New York 10005.


                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         We file annual, quarterly and special reports, proxy statements and other information with the Commission. The Commission allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is an important part of this Prospectus. Any statement contained in a document which is incorporated by reference in this Prospectus is automatically updated and superseded if information contained in this Prospectus, or information that we later file with the Commission, modifies or replaces this information. We incorporate by reference the following documents:

                  1. Our Annual Report on Form 10-K for the year ended December 31, 1998, dated March 19, 1999 (the "Company 10-K");

                  2. Our Current Report on Form 8-K dated March 18, 1999;

                  3. Our Quarterly Report on Form 10-Q for the quarter ended March 31, 1999, dated May 10, 1999;

                  4. The portions of our Proxy Statement for our 1999 Annual Meeting of Stockholders that have been incorporated by reference into our Annual Report on Form 10-K;

                  5. The description of our 7.25% Preferred Income Equity Redeemable Stock, Series A, par value $100 per share ("PIERS"), which is contained in our Registration Statement on Form 8-A filed with the Commission on June 5, 1998, pursuant to Section 12(b) of the Exchange Act;

                  6. The description of our Common Stock contained in our Registration Statement on Form 8-A filed with the Commission on January 12, 1993, pursuant to Section 12(b) of the Exchange Act; and

                  7. The description of our Common Stock contained in our Registration Statement on Form 8-A filed with the Commission on November 18, 1998, pursuant to Section 12(b) of the Exchange Act.

         To receive a free copy of any of the documents incorporated by reference in this Prospectus (other than exhibits)
call or write General Growth Properties, Inc., 110 North Wacker, Chicago, IL 60606, Attention: Director of Investor Relations, Telephone (312) 960-5000.


                           FORWARD LOOKING STATEMENTS

         This Prospectus and those documents incorporated by reference herein may include certain "forward-looking information statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including (without limitation) statements with respect to anticipated future operating and financial performance, growth and acquisition opportunities and other similar forecasts and statements of expectation. Words such as "expects," "estimates," "plans," "anticipates," "predicts," "intends," "believes," "seeks," and "should" and other similar expressions and variations of these expressions are intended to identify these forward-looking statements. Forward-looking statements made by us are based on our estimates, projections, beliefs and assumptions at the time of the statements and are not guarantees of future performance. We disclaim any obligation to update or revise any forward-looking statement based on the occurrence of future events, the receipt of new information or otherwise.

         Actual future performance, outcomes and results may differ materially from those expressed in forward-looking statements made by us as a result of a number of risks, uncertainties and assumptions. Representative examples of these factors include (without limitation) general industry and economic conditions, interest rate trends, costs of capital and capital requirements, availability of real estate properties, competition from other companies and venues for the sale/distribution of goods and services, shifts in customer demands, tenant bankruptcies, changes in operating expenses, including employee wages, benefits and training, governmental and public policy changes, changes in applicable laws, rules and regulations (including changes in tax laws), the ability to obtain suitable equity and/or debt financing, and the continued availability of financing in the amounts and on the terms necessary to support our future business.

                        GENERAL GROWTH PROPERTIES, INC.


         We are a self-administered and self-managed real estate investment trust ("REIT") that owns, operates, acquires, develops, expands, finances and manages enclosed mall shopping centers in major and middle markets throughout the United States. We were organized in 1986 to continue expanding the Bucksbaum family business, which has been engaged in the shopping center business since 1954.

         We conduct our business through the Operating Partnership, which holds substantially all of our interests in properties. We own an approximately 67.6% partnership interest in the Operating Partnership. The remaining approximate 32.4% interest in the Operating Partnership is held by limited partners which include a partnership comprised of trusts for the benefit of the Bucksbaum family and others who have contributed properties to us. As of July 7, 1999, the Operating Partnership owned or had an ownership interest in 85 enclosed mall shopping centers in 35 states and had two mall shopping centers under development. Such enclosed mall shopping centers have approximately 71 million square feet of gross retail space, including anchor stores, freestanding stores and mall tenant areas ("GLA").

Specifically, the Operating Partnership owned:

     - 100% of 54 enclosed mall shopping centers, including two mall shopping centers currently under development.

     - 51% of the outstanding common stock of GGP/Ivanhoe, Inc., a Delaware corporation that has qualified as a REIT for federal income tax purposes. GGP/Ivanhoe owns 100% of two enclosed mall shopping centers.

     - 51% of the common stock of GGP Ivanhoe III, Inc., a Delaware corporation that has qualified as a REIT for federal income tax purposes. GGP Ivanhoe III owns 100% of six enclosed mall shopping centers.

     -    50% of each of two enclosed mall shopping centers.

     - Approximately 50% of the outstanding common stock of GGP/Homart, Inc., a Delaware corporation that has qualified as a REIT for federal income tax purposes. GGP/Homart owns interests in 23 enclosed mall shopping centers.

     - A 100% non-voting preferred stock interest, representing 95% of the equity interest, in General Growth Management, Inc. ("GGMI"). Several of our officers hold all of the voting common stock of GGMI, which represents 5% of the equity interest in GGMI.

     - 100% of the preferred units of limited partnership interest in GGP Limited Partnership.

         We are incorporated under the laws of the State of Delaware. We have qualified as a REIT for federal income tax purposes. In order to maintain this qualification, we must distribute at least 95% of our REIT taxable income, computed without regard to net capital gains or the dividends-paid deduction, and of our after-tax net income from foreclosure property each year. Dividends on any preferred stock, including our 7.25% Preferred Income Equity Redeemable Stock, Series A par value $100 per share, which we call "PIERS", would be included as distributions for this purpose.

         In this Prospectus, references to "we," "us" or "our" include those entities which we own or control, including the Operating Partnership, unless the context indicates otherwise.


                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale by the Equitable Life Insurance Company of Iowa ("Equitable") or the USG Annuity & Life Company ("USG", and collectively with Equitable, the "Selling Stockholders") of any of the shares of Common Stock (the "Shares") covered by this Prospectus.

                              SELLING STOCKHOLDERS

         The following table sets forth (i) the name of the Selling Stockholders, (ii) the number of Shares currently beneficially owned by each of the Selling Stockholders, (iii) the number of Shares to be offered by each of the Selling Stockholders and (iv) the number of Shares which will be beneficially owned by each of the Selling Stockholders after the offering, assuming the sale of all the Shares set forth in (iii) above:


                                        Beneficial                    Shares                   Beneficial
                                         Ownership                     to Be                    Ownership
Selling Stockholder                  Prior to Offering              Offered (1)           After Offering (1)
-------------------                  -----------------              -----------           ------------------
Equitable Life Insurance Company
  of Iowa                                 310,222                      310,222                    ---

USG Annuity & Life Company              1,240,887                    1,240,887                    ---



--------------------

     (1) The number of Shares to be sold by each of the Selling Stockholders at any time or from time to time cannot currently be determined.


         Pursuant to a stockholders agreement dated as of December 20, 1995 among the Selling Stockholders and certain other stockholders (including the Company) of GGP/Homart, Inc. (the "Stockholders Agreement"), on July 6, 1999, the Selling Stockholders exchanged their respective shares of Class C Common Stock of GGP/Homart, Inc. for the Shares.

                              PLAN OF DISTRIBUTION

         We are registering the Shares on behalf of the Selling Stockholders pursuant to the Stockholders Agreement. The Shares may be offered and sold by each of the Selling Stockholders, or by purchasers, transferees, donees, pledgees or other successors in interest, directly or through brokers, dealers, agents or underwriters who may receive compensation in the form of discounts, commissions or similar selling expenses paid by the Selling Stockholders or by a purchaser of the Shares on whose behalf such broker-dealer may act as agent. Sales and transfers of the Shares may be effected from time to time in one or more transactions, in private or public transactions, on the NYSE, in the over-the-counter market, in negotiated transactions or otherwise, at a fixed price or prices that may be changed, at market prices prevailing at the time of sale, at negotiated prices, without consideration or by any other legally available means. Any or all of the Shares may be sold from time to time by means of (a) a block trade, in which a broker or dealer attempts to sell the Shares as agent but may position and resell a portion of the Shares as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and the subsequent sale by such broker or dealer for its account pursuant to this Prospectus; (c) ordinary brokerage transactions (which may include long or short sales) and transactions in which the broker solicits purchasers; (d) the writing
(sale) of put or call options on the Shares; (e) the pledging of the Shares as collateral to secure loans, credit or other financing arrangements and subsequent foreclosure, the disposition of the Shares by the Lender thereunder; and (f) any other legally available means.

         To the extent required with respect to a particular offer or sale of the Shares, a Prospectus Supplement will be filed pursuant to Section 424(b)(3) of the Securities Act, and will accompany this Prospectus, to disclose (a) the number of Shares to be sold, (b) the purchase price, (c) the name of any broker, dealer or agent effecting the sale or transfer and the amount of any applicable discounts, commissions or similar selling expenses, and (d) any other relevant information.

         Each of the Selling Stockholders may transfer the Shares by means of gifts, donations and contributions. This Prospectus may be used by the recipients of such gifts, donations and contributions to offer and sell the Shares received by them, directly or through brokers, dealers or agents and in private or public transactions; however, if sales pursuant to this Prospectus by any such recipient could exceed 500 Shares, we may be required to file a Prospectus Supplement pursuant to Section 424(b)(3) of the Securities Act to identify the recipient as a Selling Stockholder and disclose any other relevant information. Such Prospectus Supplement will be delivered together with this Prospectus to any purchaser of such Shares.

         In connection with distributions of the Shares or otherwise, the Selling Stockholders may enter into hedging transactions with brokers, dealers or other financial institutions. In connection with such transactions, brokers, dealers or other financial institutions may engage in short sales of our Common Stock in the course of hedging the positions they assume with each of the Selling Stockholders. To the extent permitted by applicable law, the Selling Stockholders also may sell the Shares short and redeliver the Shares to close out such short positions.

         Each of the Selling Stockholders and any broker-dealers who participate in the distribution of the Shares may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act and any discounts, commissions or similar selling expenses they receive and any profit on the resale of the Shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. As a result, we have informed each of the Selling Stockholders that Regulation M, promulgated under the Exchange Act, may apply to sales by each of the Selling Stockholders in the market. The Selling Stockholders may agree to indemnify any broker, dealer or agent that participates in transactions involving the sale of the Shares against certain liabilities, including liabilities arising under the Securities Act.

         The aggregate net proceeds to each of the Selling Stockholders from the sale of the Shares will be the purchase price of such Shares less any discounts, concessions or commissions. We will not receive any proceeds from the sale of any Shares by each of the Selling Stockholders. We will pay all expenses incurred in connection with this offering, other than underwriting discounts and selling commissions.

         Each of the Selling Stockholders is acting independently of us in making decisions with respect to the timing, price, manner and size of each sale. No broker, dealer or agent has been engaged by us in connection with the sale of the Shares, and there is no assurance that each of the Selling Stockholders will sell any or all of the Shares. In connection with the offer and sale of the Shares, we have agreed to make available to each of the Selling Stockholders copies of this Prospectus and any applicable Prospectus Supplement and have informed each of the Selling Stockholders of the need to deliver copies of this Prospectus and any applicable Prospectus Supplement to purchasers prior to the time of any sale of the Shares offered hereby.

         The Shares covered by this Prospectus may qualify for sale pursuant to
Section 4(1) of the Securities Act or Rule 144 promulgated thereunder, and may be sold pursuant to such provisions rather than pursuant to this Prospectus.

                        FEDERAL INCOME TAX CONSIDERATIONS

FEDERAL INCOME TAX CONSIDERATIONS TO HOLDERS OF CAPITAL STOCK

         This section is a summary of certain federal income tax matters of general application pertaining to REITs and their stockholders under the Internal Revenue Code of 1986. The discussion is based on current law and does not purport to deal with all aspects of federal income taxation that may be relevant to investors subject to special treatment under federal income tax laws, such as investors subject to the Employee Retirement Income Security Act of 1974, as amended, other tax exempt investors, dealers in securities or foreign persons. The provisions of the Code pertaining to REITs are highly technical and complex and sometimes involve mixed questions of fact and law. In addition, this section does not discuss foreign, state or local taxation.

         In the opinion of Neal, Gerber & Eisenberg, our tax counsel, we have been organized and operated in a manner that has enabled us to qualify as a REIT under Sections 856 through 859 of the Code, and our proposed method of operation will enable us to continue to so qualify. No assurance can be given, however, that we will so qualify or continue to so qualify. Our ability to qualify as a REIT under the requirements of the Code and the regulations promulgated thereunder is dependent upon actual operating results.

         To qualify as a REIT under the Code for a taxable year, we must meet certain organizational and operational requirements, which generally require us to be a passive investor in operating real estate and to avoid excessive concentration of ownership of our stock. First, our principal activities must be real estate related. Generally, at least 75% of the value of our total assets at the end of each calendar quarter must consist of real estate assets, cash or governmental securities. We may not own more than 10% of the outstanding voting securities of any corporation; shares of qualified REITs and of certain wholly owned subsidiaries are exempt from this prohibition. For each taxable year, at least 75% of a REIT's gross income must be derived from specified real estate sources and 95% must be derived from such real estate sources plus certain other permitted sources. Real estate income for purposes of these requirements includes gains from the sale of real property not held primarily for sale to customers in the ordinary course of business, dividends on REIT shares, interest on loans secured by mortgages on real property, certain rents from real property and income from foreclosure property. For rents to qualify, they may not be based on the income or profits of any person, except that they may be based on a percentage or percentages of gross income or receipts, and, subject to certain limited exceptions, the REIT may not manage the property or furnish services to residents except through an independent contractor which is paid an arm's length fee and from which the REIT derives no income.

         For us to remain qualified as a REIT, no more than 50% in value of our outstanding capital stock, including in some circumstances stock into which outstanding securities might be converted, may be owned actually or constructively by five or fewer individuals (as defined in the Code to include certain entities) at any time during the last half of our taxable year. Accordingly, our Certificate of Incorporation, as amended, contains provisions restricting the acquisition of shares of our capital stock.

         So long as we qualify for taxation as a REIT and distribute at least 95% of the sum of (a) our REIT taxable income (as computed without regard to net capital gains or the dividends-paid deduction) and (b) our net income (after tax) from foreclosure property for our taxable year to our stockholders annually, we will not be subject to federal income tax on that portion of such income distributed to stockholders. We will be taxed at regular corporate rates on all income not distributed to stockholders. Our policy is to distribute at least 95% of the sum of our REIT taxable income and net income from foreclosure property. REITs may also incur taxes for certain other activities or to the extent distributions do not satisfy certain other requirements.

         In the case of a REIT which is a partner in a partnership, such as us, Treasury Department regulations provide that the REIT will be deemed to own its proportionate share of the assets of the partnership and will be deemed to earn the income of the partnership attributable to such share. In addition, for purposes of satisfying the asset and income tests described above, the character of the gross income and assets in the hands of the partnership remains the same when allocated to the REIT. Accordingly, our proportionate share of the assets, liabilities and items of income of GGP Limited Partnership will be treated as our assets, liabilities, and items of income for purposes of qualifying as a REIT.

         Our failure to qualify during any taxable year as a REIT could, unless certain relief provisions were available, have a material adverse effect upon investors. If disqualified for taxation as a REIT for a taxable year, we would also be disqualified for taxation as a REIT for the next four taxable years, unless the failure was due to reasonable cause rather than willful neglect and certain other conditions are met. We would be subject to federal income tax at corporate rates on all of our taxable income and would not be able to deduct the dividends paid, which could result in a discontinuation of or substantial reduction in dividends to stockholders. Dividends would also be subject to the regular tax rules applicable to dividends received by stockholders of corporations. Should the failure to qualify be determined to have occurred retroactively in one of our earlier tax years, the imposition of a substantial federal income tax liability on us attributable to such nonqualifying tax years may adversely affect our ability to pay dividends. In the event that we fail to meet certain income tests of the tax law, we may, generally, nonetheless retain our qualification as a REIT if we pay a 100% tax on the amount by which we failed to meet the income tests so long as our failure was due to reasonable cause and not willful neglect. Any such taxes would adversely affect our ability to pay dividends.

TAXATION OF TAXABLE DOMESTIC STOCKHOLDERS

         As used herein, the term "U.S. Stockholder" means a holder of our stock who, for United States federal income tax purposes is (i) a citizen or resident of the United States, (ii) a corporation created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income taxation regardless of its source, or (iv) a trust if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons as defined in section 7701(a)(30) of the Code have the authority to control all the substantial decisions of such trust.

         As long as we qualify as a REIT, distributions made to our U.S. Stockholders out of current or accumulated earnings and profits (and not designated as capital gain dividends) will be taxable to such U.S. Stockholders as ordinary income. Corporate U.S. Stockholders will not be entitled to the dividends-received deduction with respect to distributions by us. Distributions that are designated as capital gain dividends will be taxable to U.S. Stockholders as long-term capital gains (to the extent they do not exceed our actual net capital gain for the taxable year) without regard to the period for which the U.S. Stockholder has held its stock. Subject to certain limitations, such capital gains dividends received by an individual U.S. Stockholder may be eligible for the 20% or 25% capital gains rates of tax. However, corporate U.S. Stockholders may be required to treat up to 20% of certain capital gain dividends as ordinary income. Distributions by us in excess of our current and accumulated earnings and profits will not be taxable to a U.S. Stockholder to the extent that such distributions do not exceed the adjusted basis of the U.S. Stockholder's shares, but rather, will be a nontaxable reduction in a U.S. Stockholder's adjusted basis in such shares to the extent thereof and thereafter will be taxed as capital gain.

         Any dividend declared by us in October, November or December of any year payable to a U.S. Stockholder of record on a specified date in any such month will be treated as both paid by us and received by the U.S. Stockholder on December 31, of such year, provided that the dividend is actually paid by us during January of the following calendar year.

         U.S. Stockholders holding capital stock at the close of our taxable year will be required to include, in computing their long-term capital gains for the taxable year in which the last day of our taxable year falls, such amount as we may designate in a written notice mailed to our stockholders. We may not designate amounts in excess of our undistributed net capital gain for the taxable year. Each U.S. Stockholder required to include such a designated amount in determining such stockholder's long-term capital gains will be deemed to have paid, in the taxable year of the inclusion, the tax paid by us in respect of such undistributed net capital gains. U.S. Stockholders subject to these rules will be allowed a credit or a refund, as the case may be, for the tax deemed to have been paid by such stockholders. U.S. Stockholders will increase their basis in their capital stock by the difference between the amount of such includible gains and the tax deemed paid by the U.S. Stockholder in respect of such gains.

         U.S. Stockholders may not include in their individual income tax returns any of our net operating losses or capital losses. Instead, such losses would be carried over by us for potential offset against our future income (subject to certain limitations). Taxable distributions from us and gain from the disposition of the capital stock will not be treated as passive activity income and, therefore, U.S. Stockholders generally will not be able to apply any "passive activity losses" (such as losses from certain types of limited partnerships in which the U.S. Stockholder is a limited partner) against such income. In addition, taxable distributions from us and gain from the disposition of capital stock generally will be treated as investment income for purposes of the investment interest limitations. We will notify the U.S. Stockholders after the close of our taxable year as to the portions of the distributions attributable to that year that constitute ordinary income, return of capital, and capital gain. In general, any gain or loss realized upon a taxable disposition of the capital stock by a U.S. Stockholder who is not a dealer in securities will be treated as long-term capital gain if held for more than 12 months and otherwise as short-term capital gain or loss. Long-term capital gain of an individual U.S. Stockholder with respect to the sale of stock is generally subject to a maximum tax rate of 20% in respect of property held in excess of 12 months. However, any loss upon a sale or exchange of capital stock by a U.S. Stockholder who has held such stock for six months or less (after applying certain holding period rules) will be treated as long-term capital loss to the extent of distributions from us required to be treated by such U.S. Stockholder as long-term capital gain. All or a portion of any loss realized upon a taxable disposition of the capital stock may be disallowed if other shares of the capital stock are purchased within 30 days before or after the disposition.

BACKUP WITHHOLDING

         We will report to our U.S. Stockholders and to the Internal Revenue Service ("IRS") the amount of dividends paid during each calendar year, and the amount of tax withheld, if any. Under the backup withholding rules, a U.S. Stockholder may be subject to backup withholding at the rate of 31% with respect to dividends paid unless such holder: (a) is a corporation or comes within certain other exempt categories and when required demonstrates this fact, or (b) provides a taxpayer identification number, certifies as to no loss of exemption from backup withholding, and otherwise complies with applicable requirements of the backup withholding rules. A U.S. Stockholder that does not provide us with a correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount paid as backup withholding will be creditable against the U.S. Stockholder's income tax liability. In addition, we may be required to withhold a portion of capital gain distributions to any U.S. Stockholders that fail to certify their non-foreign status to us. See " Taxation of Non-U.S. Stockholders of the Company."

TAXATION OF PENSION TRUSTS

         One of the requirements for us to qualify as a REIT for federal income tax purposes is that during the last half of each taxable year, not more than 50% in value of our capital stock can be owned by five or fewer individuals (as defined in the Code to include certain entities). For purposes of the "five or fewer" test described above, beneficiaries of a domestic pension trust that owns shares of our capital stock generally will be treated as owning such shares in proportion to their actuarial interests in the trust. In addition, amounts distributed by us to a tax-exempt pension trust generally do not constitute "unrelated business taxable income" ("UBTI") to such trust unless the trust owns more than ten percent of the capital stock, in which case a portion of such amounts distributed may be treated as UBTI.

TAXATION OF OUR NON-U.S. STOCKHOLDERS

         The rules governing United States federal income taxation of the ownership and disposition of capital stock by persons that are, for purposes of such taxation, nonresident alien individuals, foreign corporations, foreign partnerships or foreign estates or trusts (collectively, "Non-U.S. Stockholders") are complex, and no attempt is made herein to provide more than a brief summary of such rules. Accordingly, the discussion does not address all aspects of United States federal income tax and does not address state, local or foreign tax consequences that may be relevant to a Non-U.S. Stockholder in light of its particular circumstances. In addition, this discussion is based on current law, which is subject to change, and assumes that we qualify for taxation as a REIT. Prospective Non-U.S. Stockholders should consult with their own tax advisers to determine the impact of federal, state, local and foreign income tax laws with regard to an investment in capital stock, including any reporting requirements.

         Distributions by us to a Non-U.S. Stockholder that are neither attributable to gain from sales or exchanges by us of United States real property interests nor designated by us as capital gains dividends will be treated as dividends of ordinary income to the extent that they are made out of our current or accumulated earnings and profits. Such distributions ordinarily will be subject to withholding of United States federal income tax on a gross basis (that is, without allowance of deductions) at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are treated as effectively connected with the conduct by the Non-U.S. Stockholder of a United States trade or business. Dividends that are effectively connected with such a trade or business will be subject to tax on a net basis (that is, after allowance of deductions) at graduated rates, in the same manner as domestic stockholders are taxed with respect to such dividends, and are generally not subject to withholding. Any such dividends received by a Non-U.S. Stockholder that is a corporation may also be subject to an additional branch profits tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty. We expect to withhold United States income tax at the rate of 30% on the gross amount of any such distributions made to a Non-U.S. Stockholder unless (i) a lower treaty rate applies and any required form or certification evidencing eligibility for that reduced rate is filed with the Company or (ii) the Non-U.S. Stockholder files an IRS Form 4224 with us claiming that the distribution is effectively connected income.

         Distributions in excess of our current or accumulated earnings and profits will not be taxable to a Non-U.S. Stockholder to the extent that they do not exceed the adjusted basis of the stockholder's capital stock, but rather will reduce the adjusted basis of such capital stock. To the extent that such distributions exceed the adjusted basis of a Non-U.S. Stockholder's capital stock, they will give rise to gain from the sale or exchange of its capital stock, the tax treatment of which is described below. As a result of a legislative change made by the Small Business Job Protection Act of 1996, it appears that we will be required to withhold 10% of any distribution in excess of our current and accumulated earnings and profits. Consequently, although we intend to withhold at a rate of 30% on the entire amount of any distribution (or a lower applicable treaty rate), to the extent that we do not do so, any portion of a distribution not subject to withholding at a rate of 30% (or a lower applicable treaty rate) will be subject to withholding at a rate of 10%. However, the Non-U.S. Stockholder may seek a refund of such amounts from the IRS if it subsequently determined that such distribution was, in fact, in excess of our current or accumulated earnings and profits, and the amount withheld exceeded the Non-U.S. Stockholder's United States tax liability, if any, with respect to the distribution.

         Distributions to a Non-U.S. Stockholder that are designated by us at the time of distribution as capital gains dividends (other than those arising from the disposition of a United States real property interest) generally will not be subject to United States federal income taxation, unless (i) the investment in the capital stock is effectively connected with the Non-U.S. Stockholder's United States trade or business, in which case the Non-U.S. Stockholder will be subject to the same treatment as U.S. Stockholders with respect to such gain (except that a stockholder that is a foreign corporation may also be subject to the 30% branch profits tax, as discussed above), or (ii) the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's capital gains.

         Under the Foreign Investment in Real Property Tax Act ("FIRPTA"), distributions to a Non-U.S. Stockholder that are attributable to gain from sales or exchanges by us of United States real property interests (whether or not designated as a capital gain dividend) will cause the Non-U.S. Stockholder to be treated as recognizing such gain as income effectively connected with a United States trade or business. Non-U.S. Stockholders would thus generally be taxed at the same rates applicable to U.S. Stockholders (subject to a special alternative minimum tax in the case of nonresident alien individuals). Also, such gain may be subject to a 30% branch profits tax in the hands of a Non-U.S. Stockholder that is a corporation, as discussed above. We are required to withhold 35% of any such distribution. That amount is creditable against the Non-U.S. Stockholder's United States federal income tax liability.

         Although the law is not entirely clear on the matter, it appears that amounts designated by us as undistributed capital gains in respect of stockholders' shares would be treated with respect to Non-U.S. Stockholders in the manner outlined in the preceding two paragraphs for actual distributions by us of capital gain dividends. Under that approach, the Non-U.S. Stockholders would be able to offset as a credit against their United States federal income tax liability resulting therefrom their proportionate share of the tax paid by us on such undistributed capital gains (and to receive from the IRS a refund to the extent their proportionate share of such tax paid by us were to exceed their actual United States federal income tax liability).

         Gain recognized by a Non-U.S. Stockholder upon the sale or exchange of capital stock generally will not be subject to United States taxation unless such shares constitute a "United States real property interest" within the meaning of FIRPTA. The capital stock will not constitute a "United States real property interest" so long as we are a "domestically controlled REIT." A "domestically controlled REIT" is a REIT in which at all times during the specified testing period less than 50% in value of its stock is held directly or indirectly by Non-U.S. Stockholders. Notwithstanding the foregoing, gain from the sale or exchange of capital stock not otherwise subject to FIRPTA will be taxable to a Non-U.S. Stockholder if the Non-U.S. Stockholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a "tax home" in the United States. In such case, the nonresident alien individual will be subject to a 30% United States withholding tax on the amount of such individual's gain.

         We believe that we will continue to be a "domestically controlled REIT," and therefore that the sale of capital stock will not be subject to taxation under FIRPTA. However, because the capital stock is publicly traded, no assurance can be given that we will continue to be a "domestically controlled REIT." If we fail to qualify as a "domestically controlled REIT," gain arising from the sale or exchange by a Non-U.S. Stockholder of capital stock still would not be subject to United States taxation under FIRPTA as a sale of a "United States real property interest," if (i) the capital stock (as applicable) is "regularly traded" (as defined by applicable treasury regulations) on an established securities market (e.g., the NYSE) and (ii) the selling Non-U.S. Stockholder held 5% or less of the value of the outstanding class or series of shares being sold at all times during a specified testing period. If gain on the sale or exchange of capital stock were subject to taxation under FIRPTA, the Non-U.S. Stockholder would be subject to regular United States income tax with respect to such gain in the same manner as a U.S. Stockholder (subject to any applicable alternative minimum tax and a special alterative minimum tax in the case of nonresident alien individuals), and the purchaser of the capital stock would be required to withhold and remit to the IRS 10% of the purchase price.

         Backup withholding tax and information reporting will generally not apply to distributions paid to Non-U.S. Stockholders outside the United States that are treated as (i) dividends subject to the 30% (or lower treaty rate) withholding tax discussed above, (ii) capital gains dividends or (iii) distributions attributable to gain from the sale or exchange by us of United States real property interests. As a general matter, backup withholding and information reporting will not apply to a payment of the proceeds of a sale of capital stock by or through a foreign office of a foreign broker. Information reporting (but not backup withholding) will apply, however, to a payment of the proceeds of sale of capital stock by a foreign office of a broker that (a) is a United States person, (b) derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States or (c) is a "controlled foreign corporation" (generally, a foreign corporation controlled by United States stockholders) for United States tax purposes, unless the broker has documentary evidence in its records that the holder is a Non-U.S. Stockholder and certain other conditions are met, or the stockholder otherwise establishes an exemption. Payment to or through a United States office of a broker of the proceeds of a sale of capital stock is subject to both backup withholding and information reporting unless the stockholder certifies under penalty of perjury that the stockholder is a Non-U.S. Stockholder, or otherwise establishes an exemption. A Non-U.S. Stockholder may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS.

         The United States Treasury Department has issued final regulations regarding the withholding and information reporting rules discussed above. In general, these regulations do not alter the substantive withholding and information reporting requirements but unify certification procedures and forms and clarify and modify reliance standards. These regulations generally are effective for payments made after December 31, 1999, subject to certain transition rules. A Non-U.S. Stockholder should consult its own advisor regarding the effect of the new Treasury Regulations.

                                  LEGAL MATTERS

         The validity of the Shares offered hereby will be passed upon for us by Neal, Gerber & Eisenberg.

                                     EXPERTS

         The financial statements incorporated in this Registration Statement by reference to the Annual Report on Form 10-K for the year ended December 31, 1998, have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The following table sets forth the various expenses in connection with the sale and distribution of securities being registered, other than discounts, concessions and brokerage commissions.


SEC registration fee .......................................  $15,011
Blue sky fees and expenses .................................      500*
Legal fees and expenses ....................................    7,500*
Accounting fees and expenses ...............................    5,000*
Miscellaneous (including NYSE listing fees) ................    1,489*
                                                              -------

                  Total ....................................  $29,500*

----------------
   *  Estimated

         The Company will bear all of the foregoing expenses.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

         The Company is a Delaware corporation. In its Certificate of Incorporation, as amended, the Company has adopted (a) the provisions of Section 102(b)(7) of the Delaware General Corporation Law ("DGCL"), which enables a corporation in its certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for monetary damages for breach of the director's fiduciary duty, except (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions) or (iv) for any transaction from which a director derived an improper personal benefit and (b) the provisions of Section 145 of the DGCL, which provide that a corporation may indemnify any persons, including officers and directors, who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that such person was an officer, director, employee or agent of the corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in or not opposed to the corporation's best interest and, with respect to criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify officers or directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against expenses (including attorneys' fees) that such officer or director actually and reasonably incurred.

         The Company has entered into indemnification agreements with each of its officers and directors. The indemnification agreements, among other things, require the indemnification of the Company's officers and directors to the fullest extent permitted by law, and require that the Company advance to the officers and directors all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Such indemnification agreements also provide for the indemnification and advance of all expenses incurred by officers and directors seeking to enforce their rights under the indemnification agreements, and require the Company to cover officers and directors under the Company's directors' and officers' liability insurance.

Although the indemnification agreements offer substantially the same scope of coverage afforded by provisions in the Certificate and the Bylaws, such agreements provide greater assurance to directors and officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by the Board of Directors or by the stockholders to eliminate the rights they provide.

ITEM 16.  EXHIBITS.

     4.1 Specimen certificate representing Common Stock (incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (Commission File No. 1-11656)).

     5.1  Opinion of Neal, Gerber & Eisenberg, counsel for the Company.

     8.1  Tax Opinion of Neal, Gerber & Eisenberg, counsel for the Company.

     23.1 Consent of PricewaterhouseCoopers LLP

     23.2 Consent of Neal, Gerber & Eisenberg (included in Exhibit 5.1 and
          Exhibit 8.1). 24.1 Powers of Attorney of certain officers and directors of the Company (included on signature page).

ITEM 17.  UNDERTAKINGS.

     (a) The undersigned registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                    To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

          (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than insurance payments and the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, as of July 8, 1999.

                           GENERAL GROWTH PROPERTIES, INC.
                                (Registrant)

                           By: /s/ John Bucksbaum
                               --------------------------------
                               John Bucksbaum
                               Chief Executive Officer


         We, the undersigned officers and directors of General Growth Properties, Inc., hereby severally constitute Matthew Bucksbaum, John Bucksbaum, Robert Michaels and Bernard Freibaum, and each of them singly, our true and lawful attorneys with full power to them, and each of them singly, to sign for us and in our names in the capacities indicated below, any and all amendments, including post-effective amendments, to this registration statement, and generally to do all such things in our name and behalf in such capacities to enable General Growth Properties, Inc. to comply with the applicable provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission, and we hereby ratify and confirm our signatures as they may be signed by our said attorneys above, or any of them, to any and all such amendments.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below as of July 8, 1999, by the following persons in the capacities indicated:


          Signature                                            Title
          ---------                                            -----


                                                     Chairman of the Board and Director
     ------------------------
         Matthew Bucksbaum


        /s/ John Bucksbaum                           Chief Executive Officer and Director
     ------------------------                        (Principal Executive Officer)
          John Bucksbaum


        /s/ Robert Michaels
     ------------------------                        President and Director
         Robert Michaels


       /s/ Bernard Freibaum                          Executive Vice President and Chief Financial Officer
     ------------------------                        (Principal Financial and Accounting Officer)
         Bernard Freibaum


        /s/ Anthony Downs
     ------------------------                        Director
          Anthony Downs


         /s/ Morris Mark                             Director
     -----------------------
         Morris Mark


     -----------------------                         Director
         Beth Stewart


        /s/ A. Lorne Weil                            Director
     -----------------------
         A. Lorne Weil

                                  EXHIBIT INDEX

EXHIBIT
  NO.             DESCRIPTION
  ---             -----------

 4.1 Specimen certificate representing Common Stock (incorporated by reference to the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (Commission File No. 1-11656)).

 5.1      Opinion of Neal, Gerber & Eisenberg, counsel for the Company.

 8.1      Tax Opinion of Neal, Gerber & Eisenberg, counsel for the Company.

23.1      Consent of PricewaterhouseCoopers LLP.

23.2      Consent of Neal, Gerber & Eisenberg (included in Exhibit 5.1 and
          Exhibit 8.1).

24.1 Powers of Attorney of certain officers and directors of the Company (included on signature page).